Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of EarthLink, Inc. for the registration of $300,000,000 of 8.875% Senior Notes due 2019 and to the incorporation by reference therein of our report dated June 16, 2011, with respect to the consolidated financial statements of One Communications Corp. and Subsidiaries as of and for the three-month period ended March 31, 2011, included in EarthLink, Inc.’s Current Report on Form 8-K/A dated June 16, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Rochester, New York

June 16, 2011